SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 7, 2014
Body Central Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL		32217
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number including area code: (904)- 737-0811
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective February 7, 2014, John K. Haley resigned as a member of the board of directors of the Company (the “Board”) to further focus on other interests. Robert Glass, who currently serves as a member of the Board’s Audit Committee, will replace Mr. Haley as Chairman of the Audit Committee.
Further, effective February 7, 2014, Jennifer Crites Salopek was elected to the Board to fill Mr. Haley’s vacancy and was also appointed to fill the vacancy left by Mr. Haley on the Audit Committee. Ms. Salopek has served as board chairperson, leadership executive and independent strategic advisor to leading companies in the retail and apparel industries. Her previous positions include Chairman of the Board of Charlotte Russe Holdings, Inc.; Executive Vice President at Tommy Hilfiger, responsible for strategic planning, brand positioning and business development; Senior Vice President of Retail at Calvin Klein, responsible for the company's global network of retail stores and prior to that, Vice President, strategic planning and brand positioning.  Ms. Salopek was a lead strategy partner in the management consulting practice of PricewaterhouseCoopers and after IBM’s acquisition of PwC Consulting, she was Co-Director for IBM’s Institute for Business Value, a global think tank for the development of industry insights and progressive thought leadership. Ms. Salopek holds a Bachelor of Science degree in Business Administration and a Master of Business Administration degree from The Ohio State University.  She currently works as an independent advisor helping clients define their strategic vision and enhance both brand and operational performance. In connection with her appointment to the Board, Ms. Salopek was granted 4,161 restricted shares of the Company’s common stock at the closing price on February 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

February 12, 2014	By:	/s/ Timothy J. Benson
Timothy J. Benson
Senior Vice President, Finance and Secretary